Exhibit 3.1

FILED: 09/01/2005 CID: 2005-00498918 WY Secretary of State

ARTICLES OF INCORPORATION

Wyoming Secretary of State				Phone	(307) 777-7311/7312
The Capitol Building, Room 110				Fax	(307) 777-5339
200 W. 24th Street					E-mail: corporations@state.wy.us
Cheyenne, WY 82002-0020

1	.	Corporate name Ace Lock & Security, Inc.

2	.	Registered agent name	WyomingRegisteredAgent. Com, Inc.

3.	Address of registered agent (must be a Wyoming street address which is identical to the registered agent’s business office; must include street address, city, state and zip code; no post office boxes or mail drop boxes.)

2510 Warren Ave., Cheyenne, Wyoming 82001

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______________________________________________________________________________

4. The mailing address where correspondence and annual report forms can be sent:
______________________________________________________________________________
2510 Warren Ave., Cheyenne, Wyoming 82001

5.	Number and class of shares the corporation will have the authority to issue: 50,000 common

Number and class of shares which are entitled to receive the net assets upon dissolution: 50,000 common

6.	Incorporators (list names and addresses of each incorporator):

WyomingRegisteredAgent. Com, Inc., 2510 Warren Ave., Cheyenne, Wyoming 82001